Proxy Statement Pursuant to Section
                        14(a) of the Securities Exchange
                          Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to "240.14a-12

                             WAYPOINT FINANCIAL CORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)      Title of each class of securities to which transaction applies:
                .......................................................
        2)      Aggregate number of securities to which transaction applies:
                  .......................................................
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                .......................................................
        4)      Proposed maximum aggregate value of transaction:
                .......................................................
        5)      Total fee paid:
                 .......................................................

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)       Amount Previously Paid:
                 .......................................................
        2)       Form, Schedule or Registration Statement No.:
                 .......................................................
        3)       Filing Party:
                 .......................................................
        4)       Date Filed:
                 .......................................................

                     [wAYPOINT FINANCIAL CORP LOGO OMITTED]

April 22, 2002


Dear Stockholder:

We cordially invite you to attend the 2002 Annual Meeting of Stockholders of Waypoint Financial Corp. (the "Company"). The Annual Meeting will be held at the Harrisburg-Hershey Marriott Hotel, 4650 Lindel Road, Harrisburg, Pennsylvania, at 9:00 a.m., local time, on May 23, 2002.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted. During the Annual Meeting we will also report on the operations of the Company. Directors and officers of the Company will be present to respond to any questions that stockholders may have.

The business to be conducted at the Annual Meeting includes the election of five directors.

The Board of Directors of the Company has determined that election of the director nominees at the Annual Meeting is in the best interests of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote "FOR" each director nominee.

Also enclosed for your review is our Annual Report on Form 10-K, which contains detailed information concerning the activities and operating performance of the Company. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.


Sincerely,



Charles C. Pearson, Jr.
Chief Executive Officer and
Co-Chairman of the Board

                            WAYPOINT FINANCIAL CORP.
                             235 North Second Street
                         Harrisburg, Pennsylvania 17101
                                 (717) 236-4041

                                    NOTICE OF
                       2002 ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held On May 23, 2002

     Notice is hereby given that the 2002 Annual Meeting of Waypoint Financial Corp., (the "Company") will be held at the Harrisburg-Hershey Marriott Hotel, 4650 Lindel Road, Harrisburg, Pennsylvania, on May 23, 2002 at 9:00 a.m. Pennsylvania time.

     A Proxy Card and a Proxy Statement for the Meeting are enclosed.

     The Meeting is for the purpose of considering and acting upon:

     The election of five directors of the Company; and

such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.

     Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on April 10, 2002, are the stockholders entitled to vote at the Meeting, and any adjournments thereof.

     EVEN IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY THAT YOU GIVE MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. YOU MAY REVOKE A PROXY BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE MEETING.

                                By Order of the Board of Directors




                                Richard C. Ruben
                                Executive Vice President and Corporate Secretary
Harrisburg, Pennsylvania
April 22, 2002

--------------------------------------------------------------------------------
A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
--------------------------------------------------------------------------------

                                 PROXY STATEMENT

                            WAYPOINT FINANCIAL CORP.
                             235 North Second Street
                         Harrisburg, Pennsylvania 17101
                                 (717) 236-4041


                       2002 ANNUAL MEETING OF STOCKHOLDERS
                                  May 23, 2002

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Waypoint Financial Corp. (the "Company") to be used at the Company's 2002 Annual Meeting of Stockholders (the "Meeting"), which will be held at the Harrisburg-Hershey Marriott Hotel, 4650 Lindel Road, Harrisburg, Pennsylvania, on May 23, 2002, at 9:00 a.m., Pennsylvania time, and all adjournments of the Meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about April 22, 2002.

                              REVOCATION OF PROXIES

     Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon. YOU MUST SIGN AND RETURN YOUR PROXY TO THE COMPANY IN ORDER FOR YOUR VOTE TO BE COUNTED. PROXIES RECEIVED BY THE COMPANY WHICH ARE SIGNED, BUT CONTAIN NO INSTRUCTIONS FOR VOTING WILL BE VOTED "FOR" THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT FOR CONSIDERATION AT THE MEETING.

     Proxies may be revoked by sending written notice of revocation to the Secretary of the Company, Richard C. Ruben, at the address of the Company shown above, or by returning a duly executed proxy bearing a later date. The presence at the Meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), as of the close of business on April 10, 2002 (the "Record Date") are entitled to one vote for each share then held. As of the Record Date, there were 37,908,488 shares of Common Stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present.

     As to the election of directors, the Proxy Card being provided by the Board of Directors enables a stockholder to vote FOR the election of the nominees proposed by the Board, or to WITHHOLD AUTHORITY to vote for the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld.

     Persons and groups who beneficially own in excess of 5% of the Common
Stock are required to file certain reports with the Securities and Exchange Commission (the "SEC") regarding such ownership pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). The following table sets forth, as of December 31, 2001, the shares of Common Stock beneficially owned by executive officers and directors as a group and by each person who was the beneficial owner of more than 5% of the outstanding shares of Common Stock.


                                                                                       AMOUNT OF SHARES
                                                              OWNED AND NATURE        PERCENT OF SHARES
         NAME AND ADDRESS OF                                   OF BENEFICIAL           OF COMMON STOCK
          BENEFICIAL OWNERS                                    OWNERSHIP (1)             OUTSTANDING
--------------------------------------------                  ----------------        -----------------
Waypoint Bank Employee Stock Ownership Plan                     2,334,830                     6.0%
                                                                ---------                     ----
235 North Second Street
Harrisburg, Pennsylvania 17101

Capital Group International, Inc. and                           2,104,000                     5.4%
                                                                ---------                     ----
Capital Guardian Trust Company
11100 Santa Monica Blvd.
Los Angeles, CA  90025

Executive officers and directors as a group (22 persons)        3,823,929                    9.6%
                                                                ---------                    ----

--------------------------
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of Common Stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.



                       PROPOSAL TO ELECT DIRECTOR NOMINEES

     The Company's Board of Directors consists of 16 members, and will be reduced to 15 following the Meeting. The Company's bylaws provide that approximately one-third of the directors are to be elected annually. Directors of the Company are generally elected to serve for a three-year period, or a shorter period if the director is elected to fill a vacancy, and until their respective successors shall have been elected and shall qualify. Five directors will be elected at the Meeting and will serve until their successors have been elected and qualified. The Nominating Committee has nominated Cynthia A. Dotzel, Robert A. Houck, Robert E. Poole, Bryon M. Ream and William A. Siverling to serve as directors for three-year terms. All of the nominees are currently members of the Board of Directors.

The table below sets forth certain information regarding the composition of the Company's Board of Directors as of March 31, 2002, including the terms of office of Board members, and information as to beneficial ownership as of December 31, 2001. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the Meeting for the election of the nominees identified below. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.


                                                                                            Shares of
                                                                                           Common Stock
                                           Positions          Director     Current Term    Beneficially    Percent
     Name (1)                     Age        Held              Since        to Expire       Owned (2)      Of Class
     --------                     ---      ---------           -----        ---------       ---------      --------

                                                             NOMINEES

Cynthia A. Dotzel (3)              48      Director            2000           2002           268,780           *
Robert A. Houck (4)                69      Director            1997           2002            47,793           *
Robert E. Poole (5)                51      Director            1997           2002            76,680           *
Byron M. Ream (6)                  58      Director            2000           2002           190,503           *
William A. Siverling (7)           60      Director            1997           2002            68,507           *

                                                   DIRECTORS CONTINUING IN OFFICE

Charles C. Pearson, Jr. (8)        62        CEO &             1998           2004           342,488           *
                                          Co-Chairman
                                          of the Board
Ernest P. Davis (9)                69      Director            1997           2004            64,049           *
Robert L. Simpson (10)             56      Director            2000           2004           117,085           *
Frank R. Sourbeer (11)             52      Director            1997           2004            80,571           *
Carolyn E. Steinhauser(12)         62      Director            2000           2004           217,825           *
Robert W. Pullo (13)               62     Co-Chairman          2000           2003         1,210,411          3.1%
David E. Zuern (14)                52 President & Director     2000           2003           126,285           *
Randall A. Gross (15)              57      Director            2000           2003           206,686           *
William E. McClure, Jr. (16)       60      Director            1997           2003            65,009           *
Donald B. Springer(17)             66      Director            1997           2003            50,175           *

                                                 DIRECTOR NOT CONTINUING IN OFFICE

Jimmie C. George (18)              72      Director            1997           2002            77,142           *

                                              EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

James H. Moss (19)                 48      EVP & CEO           N/A             N/A           320,002           *
Andrew Samuel (20)                 40         EVP              N/A             N/A            41,197           *
Richard C. Ruben (21)              58      EVP & CLO           N/A             N/A            59,725           *
                                        Corp. Secretary
Jane B. Tompkins (22)              50         EVP              N/A             N/A            46,042           *
                                        of Waypoint Bank
Robert P. O'Hara (23)              50        EVP               N/A             N/A            20,961           *
                                        of Waypoint Bank
Ray D. Mead (24)                   54        EVP               N/A             N/A             9,604           *
                                        of Waypoint Bank

-------------------------------------
footnotes on following page

-------------------------------------
*    Less than 1%.
(1) The mailing address for each person listed is 235 North Second Street, Harrisburg, Pennsylvania 17101.
(2) See definition of "beneficial ownership" in the table in "Voting Securities and Principal Holders Thereof."
(3) Includes options to purchase 107,816 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined. Includes 16,458 shares held by such person's spouse.
(4) Includes options to purchase 14,085 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(5) Includes options to purchase 10,904 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(6) Includes options to purchase 107,816 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(7) Includes options to purchase 7,281 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined. Includes 6,760 shares held by such person's spouse.
(8) Includes options to purchase 119,054 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(9) Includes options to purchase 7,281 shares of Common Stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(10) Includes options to purchase 90,616 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(11) Includes options to purchase 7,281 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined. Includes 766 shares held by such person's spouse.
(12) Includes options to purchase 107,816 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(13) Includes options to purchase 250,371 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(14) Includes options to purchase 36,607 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(15) Includes options to purchase 90,617 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined
(16) Includes options to purchase 7,281 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(17) Includes options to purchase 7,281 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(18) Includes options to purchase 6,667 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined. Includes 12,209 shares held by such person's spouse. Mr. George will retire after the 2002 Annual Meeting pursuant to the Company's By-laws.
(19) Includes options to purchase 73,222 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(20) Includes options to purchase 12,674 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(21) Includes options to purchase 17,500 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(22) Includes options to purchase 11,597 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(23) Includes options to purchase 6,100 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(24) Includes options to purchase 5,000 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

     The principal occupation during the past five years of each director of Waypoint Financial is set forth below. All directors have held their present positions for five years unless otherwise stated.

     Charles C. Pearson, Jr. is Chief Executive Officer of Waypoint Financial and Waypoint Bank and is Co-Chairman of the Board of Directors. Before his appointment as President and Chief Executive Officer and Director in 1998, Mr.

Pearson was President of the Central Pennsylvania Region of PNC Bank. Prior to that, he was President and Chief Executive Officer of United Federal Bancorp of State College, Pennsylvania, which was acquired by PNC in 1994. He is a Director of the Capital Region United Way and was its Year 2000 Campaign Chairman, and is currently Chairman of the Alexis de Tocqueville Society campaign for year 2002. He is also a Director of WITF, and Secretary and Director of the Greater Harrisburg YMCA. He serves on the Leadership Team of the US Army Military Heritage Foundation as the Leadership Division Co-Chair, and is a member of the State Government Relations Committee of the Pennsylvania Bankers Association. Mr. Pearson is also a Director Emeritus of Juniata College and a former Director of the Capital Region Chamber of Commerce and Second Mile, Inc. He is a member of the Thrift Institutions Advisory council of the Federal Reserve Board. A graduate of the University of Pennsylvania, he also has his Master of Business Administration degree from the Wharton Graduate School.

     Robert W. Pullo of York, Pennsylvania is Co-Chairman of the Board of Waypoint Financial and Waypoint Bank. He serves as Vice Chairman of the Executive Committees of each board. Mr. Pullo is Chairman of the Partners Advisory Board of Meridian Venture Partners, a Venture Capital Company and a member of the Board of Directors of PennBank Insurance Company SPC. He is the founding Chairman of the Board of the White Rose Foundation and a member of the Board of Directors of the York Foundation and Chairman of the Board of the Waypoint/York Federal Foundation, Inc. He also was a member of the founding Board of the Susan P. Byrnes Health Education Center. Mr. Pullo is a member and Past Chairman of the Penn State York Campus Advisory Board and currently serves as the Grand Destiny Campaign Chair and the Co-Chairman of the Waypoint/York College Institute of Regional Affairs. He serves as a Board Member of PACB Insurance, Inc., which is a subsidiary of the Pennsylvania Association of Community Bankers. He is a member of the Board of Directors of Memorial Health Systems Corporation of York, PA. He serves on the Advisory Boards of Junior Achievement of South Central Pennsylvania, YouthBuild, Inc., the Junior League of York, and the YWCA of York and is a past member of the Board and Annual Fundraising Campaign Chair of the United Way of York County and is currently Chair of the Alexis de Tocqueville Society. He was the charter Chairman of the United Way Housing Initiatives. Mr. Pullo is a founding member of the York Cultural Arts Alliance. He is also a member of the York County Board Alliance for Learning, a Business & Education and School-to-Work Partnership. He is the YCAL immediate Past Chairman. He is also a Past Chairman of the Greater York County Chamber of Commerce. He currently serves as the Chairman of the Steering Committee of the Crispus Attucks Boundary Avenue Urban Development Project. He is also a member of the York Area Capital Campaign Review Committee and a member of the Board of Directors of Better York, Inc. Mr. Pullo is the recipient of the Minority Businessmen Association's "Volunteer of the Year" Award, the "Excellence Award" from the Human Relations Commission for his work with minorities and the "Greater York Chamber of Commerce" Award as the Education Advocate of the Year (1999-2000). Mr. Pullo has been a director of Waypoint Bank since October 2000.

     Ernest P. Davis is an independent agent for New York Life Insurance Company and other insurance companies, offering a variety of insurance and financial products. He has been a member of Waypoint Bank's Board since 1989.

     Cynthia A. Dotzel of York, Pennsylvania is a Certified Public Accountant, practicing with Dotzel & Company, Inc., Certified Public Accountants. She earned a Bachelor of Science degree in Accounting from York College after completing undergraduate work at York College and Bloomsburg University. Ms. Dotzel is a member of the Cybre Center Management Group. She is a member of the Board of Directors and Finance Committee of the York Foundation and the Finance Committee of St. Patricks Church in York. Ms. Dotzel has been a director of Waypoint Bank since October 2000.

     Jimmie C. George has been a co-owner of George's Flowers, a local flower shop, for the past 40 years. Mr. George is a member of three non-profit housing development companies. He has been Chairman of the Cumberland County Redevelopment Authority since 1975 and a member of Hometown Development Corp., a non-profit corporation. He has been a member of Waypoint Bank's Board since 1988.

     Randall A. Gross of York, Pennsylvania is President of RG Industries. He earned his BBA and MBA from the University of Cincinnati. Mr. Gross was formerly Chairman of the York Area Chamber of Commerce and also Chairman of its Reaccredidation Committee. He also served with the Chamber of Commerce as Chairman of the Local Government Committee, Vice President of Community Affairs, member of the Executive Committee, Budget and Finance Committee, and Board of Directors. Mr. Gross is a member of the Broad of Trustees of York College, the Board of Directors and Executive Committee of Memorial Hospital, York, PA and the Board of Directors of the Tighe Industries and B.W. Rogers Co. He is also a member of the Chief Executive Officers (CEO) Organization. He is Past Chairman of the Keystone Chapter of the Young Presidents' Organization where he had previously served as Education Chairman. Mr. Gross is licensed by the State of Georgia as a Certified Public Accountant. Mr. Gross has been a director of Waypoint Bank since October 2000.

     Robert A. Houck was formerly the Executive Vice President, Chief Financial Officer, Secretary and Treasurer of HERCO, Inc., a hotel resort company located in Hershey, Pennsylvania, until his retirement in 1988. He has been a member of Waypoint Bank's Board since 1979.

     William E. McClure, Jr. is the retired Chief Executive Officer of McClure Co., Inc. a mechanical contracting and engineering company, a wholly owned subsidiary of PP&L, Resources. Mr. McClure is the past president of the Mechanical Contractors Association of America. Mr. McClure was elected to the Board of Waypoint Bank in April 1997.

     Robert E. Poole has been the President and Chief Executive Officer of S&A Custom Built Homes and Poole Anderson Construction, builders of various types of single and multi-family housing, land development and commercial development since 1980. He is the Chairman of the Second Mile, Inc. He has been a member of Waypoint Bank's Board since 1998.

     Byron M. Ream of York, Pennsylvania, is Executive Vice President of R&R Components, Inc. He formerly served as the Director of Property Management and as a realtor for Bennett Williams, Inc., York. Mr. Ream attended Wesleyan University and Pennsylvania State University, York Campus. He is Vice Chairman of the Administrative Council and a past President of the Board of Trustees of Asbury United Methodist Church, and a member of the Board of Directors of Bell Socialization Services and B.U.I.L.D., Inc. Mr. Ream has been a director of Waypoint Bank since October 2000.

     Robert L. Simpson of York, Pennsylvania, is Executive Director of the Crispus Attucks Association, a multi-purpose community center, a position held since 1979. Mr. Simpson serves on the Board of Directors and the Medical Affairs and Community Health Care Committees of the York Hospital, is a Trustee of York College of Pennsylvania and is a former member of the Board of Directors of WITF Public Broadcasting Station. Mr. Simpson also serves on the Board of Directors of the York Health Bureau, the White Rose Foundation, the Martin Memorial Library, and the York City School District Drop-Out Prevention Program Committee, and serves on the Atkins House Advisory Committee. He has also served on the boards of the County Drug Task Force, York 2000 Committee, the YMCA, York Area Chamber of Commerce, and the Junior League. Mr. Simpson has been a director of Waypoint Bank since October 2000.

     William A. Siverling is the President and co-owner of Commercial Industrial Realty Company, a commercial real estate brokerage firm with which he has been associated for over 30 years. He has been a member of Waypoint Bank's Board since 1989.

     Frank R. Sourbeer has been President, Chairman of the Board of Directors and controlling owner of Wilsbach Distributors, a beverage distribution company since 1989. He has been a member of Waypoint Bank's Broad since 1989.

     Donald B. Springer is founder and President of Phoenix Contact, Inc., a manufacturer of electrical and electronic components. Mr. Springer was elected to the Board of Waypoint Bank in April 1997.

     Carolyn E. Steinhauser of York, Pennsylvania, is a Director of Philanthropic Services, York Foundation. Mrs. Steinhauser is a Trustee of York College of Pennsylvania and a member of the Board of Directors of York County Bar Foundation. A graduate of Middlebury College, Mrs. Steinhauser has been a director of Waypoint Bank since October 2000.

     David E. Zuern served as Secretary of Banking of the Commonwealth of Pennsylvania from June 1999 through August 2000, and from 1993 through 1998 served as President and Chief Executive Officer of PNC Bank, Northwest Pennsylvania. Mr. Zuern became Director, President and Chief Operating Officer of Waypoint Financial and Waypoint Bank in September 2000. Mr. Zuern serves as Chairman of the Pennsylvania Medical Professional liability CAT Fund Advisory Board, a Director of the KeyNet Alliance and a member of the Steering Committee of the Keystone Consortium of the Pennsylvania Chamber of Business and Industry.

EXECUTIVE OFFICERS OF WAYPOINT FINANCIAL WHO ARE NOT DIRECTORS

     The following are executive officers of Waypoint Financial and/or Waypoint Bank who are not also directors of Waypoint Financial.

     Ray W. Mead is Executive Vice President with responsibilities for all Operations and Technology at Waypoint Bank. Mr. Mead joined Waypoint in September 2001 after serving as an operations executive with United Jersey Bank and its successor Summit Bank, Princeton, New Jersey for 28 years. A graduate of Ursinus College, Collegeville, PA, Mr. Mead has continued his banking education through completion of the American Banker's Association School for Commercial Lending and the Stonier Graduate School of Banking.

     James H. Moss of Lancaster Pennsylvania, has been Executive Vice President and Chief Financial Officer of Waypoint Financial and Waypoint Bank since October 2000. Mr. Moss joined York Federal in November 1984 and prior to October 2000, served as Senior Vice President, Chief Financial Officer/Treasurer for York Financial Corp. and Executive Vice President of the Administrative Services Group and Chief Financial Officer/Treasurer for York Federal. Mr. Moss is a Certified Public Accountant and from January 1978 to November 1984 served in various audit capacities with Ernst & Young LLP. He is a graduate of Elizabethtown College. He is a member of the American and Pennsylvania Institutes of Certified Public Accountants.

     Robert P. O'Hara of Hunt Valley, Maryland, has been the Executive Vice President of Mortgage Lending of Waypoint Bank since October 2000. Prior to that time, Mr. O'Hara served as Executive Vice President of the York Federal Mortgage Banking Group. Mr. O'Hara joined York Federal in February 1999. Prior to joining York Federal, Mr. O'Hara had over 20 years experience in all aspects of mortgage banking. From 1989 through 1999, he worked for First Maryland Bancorp and served as President of the Mortgage Company from 1995 to 1998. He is a graduate of Loyola College of Maryland. Mr. O'Hara is a member of the Board of Governors and past President of the Maryland Mortgage Bankers Association and former Advisory Board member for Fannie Mae's South Eastern region.

     Richard C. Ruben is Executive Vice President, Chief Legal Officer and Corporate Secretary of Waypoint Financial Corp. Mr. Ruben was appointed Senior Vice President, Chief Legal Officer and Corporate Secretary of Harris Savings Bank, Waypoint's predecessor in August 1997. He was engaged in the private practice of law in Harrisburg, Pennsylvania between 1978 and 1997. Mr. Ruben is President and a Director of H.S. Service Corporation, a wholly owned subsidiary of Waypoint Bank, and a Board member of Big Brothers/Big Sisters of the Capital Region and the Allied Arts Fund. Mr. Ruben is a 1965 graduate of the U.S. Naval Academy and a 1978 graduate of the Dickinson School of Law.

     Andrew S. Samuel is Executive Vice President of the Commercial Banking Group. In this role, he is primarily responsible for the strategic direction of the Corporate Banking, Commercial Real Estate, Automobile, Emerging Growth, Corporate Services and Trust and Investment Management Groups of the Bank. Mr. Samuel has 17 years of experience in the Commercial Banking industry, all in South Central, Pennsylvania. Mr. Samuel is a graduate of Messiah College with a B.S. in Accounting/Marketing, attended the Central Pennsylvania School of Banking at Bucknell University and Stonier Graduate School of Banking at the University of Delaware. Mr. Samuel is very active in the Greater Harrisburg community. He currently serves on the Board of Trustees of Messiah College, former Division Chairman of United Way of the Capital Region, Chairman of Elegant Progressions, Director of Reynolds Construction Management, Inc., Founder of Vision for India, and Chairman of the Intercity Task Force of Envision, Capital Region.

     Jane B. Tompkins was appointed Senior Vice President, Chief Credit Officer of Waypoint Bank in April 1998 and Executive Vice President in October 2000. Mrs. Tompkins has spent the past 27 years in the banking industry and most recently was employed by PNC Bank as a Regional Chief Credit Policy Officer. Mrs. Tompkins is a member of the Board of the Harrisburg YWCA and Theater Harrisburg. She is a 1974 graduate of Elizabethtown College.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     General. The business of Waypoint Financial is conducted at regular and special meetings of the full Board of Directors and its standing committees. During 2001, the Boards of Directors of Waypoint Financial met 13 times. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by committees on which any such director served. Waypoint Financial has standing

Compensation and Benefits and Audit Committees, and the full Board of Directors acts as Nominating Committee. The Nominating Committee will consider nominees recommended by stockholders who follow the procedures described below in "Advance Notice of Business to be conducted at an Annual Meeting."

     Compensation and Benefits Committee. The Compensation and Benefits Committee consists of Directors Gross (who serves as Chairman), Houck, Siverling, Sourbeer and Simpson. The Compensation and Benefits Committee of Waypoint Financial met five times in 2001. The committee meets when needed to review all employment policies and the performance and remuneration of officers and employees, and to review and approve all compensation and benefit programs and all matters relating to retirement plans administration.

     Audit Committee. The Audit Committee meets with the internal auditor to review audit programs and the results of audits of specific areas as well as other regulatory compliance issues. In addition, the Audit Committee meets with the independent certified public accountants to review the results of the annual audit and other related matters. Each member of the Audit Committee is "independent" as defined in the listing standards of the National Association of Securities Dealers. Waypoint Financial's Board of Directors has adopted a written charter for the Audit Committee, which is attached to this proxy statement. The Audit Committee of Waypoint Financial met seven times in 2001.

     Set forth below is certain information concerning aggregate fees billed for professional services rendered by Waypoint Financial's auditors, Arthur Andersen LLP, during 2001:

     Audit                                                   $181,000
     Financial Information Systems                                 --

     All other fees:
              Audit-related fees*                             $74,000
              Other fees**                                   $110,000
                                                             --------
                                                             $184,000

* Audit-related fees include accounting consultation, audits of subsidiaries, benefit plan audits, student loan agreed upon procedures, and technology related attest services
** Other fees include tax preparation and consultation services

     The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Arthur Andersen's independence. The Audit Committee concluded that performing such services does not affect Arthur Andersen's independence in performing its function as auditor of Waypoint Financial.

     Audit Committee Report. The Audit Committee has issued a report, which states as follows:

          o We have reviewed and discussed with management the Company's audited consolidated financial statements for the fiscal year ended December 31, 2001;

          o We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No 61; and

          o We have received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and have discussed with the independent accountants their independence.

          o Based on the review and discussions referred to above, we recommend to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     This report has been provided by the Audit Committee, which consists of Directors Dotzel (who serves as Chairperson), Poole, George, Davis, Springer and Gross.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Common Stock is registered pursuant to Section 12(g) of the Exchange Act. The officers and directors of the Company and beneficial owners of greater than 10% of the Common Stock ("10% beneficial owners") are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of the Common Stock. SEC rules require disclosure in the Company's Proxy Statement and Annual Report on Form 10-K of the failure of an executive officer, director or 10% beneficial owner of the Common Stock to file a Form 3, 4 or 5 on a timely basis. Based on the Company's review of such ownership reports, no officer, director or 10% beneficial owner of the Company failed to file such ownership reports on a timely basis for the fiscal year ended December 31, 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2001, Directors Gross, Houck, Simpson, Sourbeer and Siverling served on the Compensation and Benefits Committee. None of the committee's members is a current or former officer or employee of Waypoint Financial, Waypoint Bank or any subsidiary of Waypoint Bank. In addition, none of the members of the committee had any relationship with Waypoint Financial or Waypoint Bank that would require disclosure under Item 404 of Regulation S-K of the Securities and Exchange Commission, relating to insider transactions and indebtedness of management.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee of the Board of Directors of Waypoint Financial and Waypoint Bank is responsible for establishing, implementing and monitoring all executive compensation policies. The Committee is also responsible for evaluating the performance of the Chief Executive Officer of Waypoint Financial and Waypoint Bank and recommending appropriate compensation levels. The Chief Executive Officer evaluates the performance of the President, the Chief Financial Officer and certain other officers and recommends individual compensation levels to the Compensation and Benefits Committee. None of the Committee's members is a current or former officer or employee of Waypoint Financial or Waypoint Bank.

     The Compensation and Benefits Committee believes that a compensation plan for executive officers should take into account management skills, current and long-term performance results and shareholder returns. Compensation policies must be maintained to promote: (1) the attraction and retention of highly qualified executives; (2) motivation of executives that is related to the performance of the individual and Waypoint Financial and its subsidiaries; (3) current and long-term performance; and (4) a financial interest in the success of Waypoint Financial similar to the interests of its shareholders and other constituencies.

     The current compensation plan of Waypoint Financial and Waypoint Bank involves a combination of salary and bonus to reward short-term performance and a long-term incentive plan to reward executive management based solely upon the company's financial performance over a three-year time period; currently 2001 through 2003. The salary levels of executive officers are designed to be competitive within the financial services industry. Current comparative market survey data was used to determine competitive salary levels. Individual performance is reviewed to determine appropriate salary adjustments. Executive officers of Waypoint Bank were eligible to participate in a corporate bonus plan which provides a bonus upon the achievement of certain internal company objectives and individual objectives based upon their specific areas of responsibility and their contribution to company-wide performance.

     The internal objectives are based upon the core earnings of the company as reflective of the company's progress with respect to achieving its strategic plan objectives. Waypoint achieved 85.5% of its internal goals for the year 2000 recognizing the unusual nature of the fourth quarter charges associated with the merger of York Financial into Harris Financial to form Waypoint. The Board of Directors has reviewed financial performance for 2001 and determined that the company has met 100% of its core earnings objectives for 2001.

     In addition to base salary, short-term bonus and long-term incentive plans, executive officers of Waypoint Bank are eligible to participate in certain long-term company incentive compensation and retirement savings programs including an employee stock ownership plan and 401 (k) plan.

     For 2001, the base compensation of Co-Chairman and Chief Executive Officer Charles C. Pearson, Jr. was set at a salary of $387,192, and a bonus of $167,349 was paid in 2001 for performance in 2000. In recognition of Waypoint's 2001 performance and continuing efforts towards moving Waypoint Bank from a thrift to a full service institution the Committee recommended, and the Board of Directors authorized, a bonus of $188,603 that was paid in 2002 for performance in 2001.

     The Committee believes the bonus was earned and reflects the level of achievement of Waypoint and its officers and employees under Mr. Pearson's leadership. The Committee further believes that his total compensation is consistent overall with the compensation of the Chief Executive Officer of peer group banks with Mr. Pearson's management strengths and experience.

     This report is submitted by the Compensation and Benefits Committee, consisting of Directors Gross (who serves as Chairman), Houck, Siverling, Sourbeeer and Simpson.

STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly dollar change in the cumulative total shareholder return assuming the reinvestment of dividends for:
(1) the common stock of Waypoint Financial and its predecessor, Harris Financial (adjusted to reflect the October 17, 2000 exchange of 0.7667 shares of Waypoint Financial for each share of Harris Financial) over the period commencing with the last trade reported on December 31, 1996 through December 31, 2001; (2) all issues traded on the Nasdaq Stock Market from December 31, 1996 through December 31, 2001; and (3) all publicly traded thrifts with assets of between $1 and $5 billion from December 31, 1996 through December 31, 2001. The shareholder return shown on the graph below is not necessarily indicative of future performance.

     There can be no assurance that the Company's stock performance will continue in the future with the same or similar trend depicted in the graph. The Company will not make or endorse any predictions as to future stock performance.

--------------------------------------------------------------------------------
                            WAYPOINT FINANCIAL CORP.
--------------------------------------------------------------------------------

                   [TOTAL RETURN PERFORMANCE GRAPHIC OMITTED]




PLOT POINTS FOR ABOVE GRAPHIC:


-------------------------------------------------------------------------------------------------------
                                                          PERIOD ENDING
                           ----------------------------------------------------------------------------
INDEX                       12/31/96     12/31/97     12/31/98     12/31/99     12/31/00     12/31/01
-------------------------------------------------------------------------------------------------------
Waypoint Financial Corp.     100.00       334.42       231.91       130.28       151.86       214.14
-------------------------------------------------------------------------------------------------------
NASDAQ - Total US*           100.00       122.48       172.68       320.89       193.01       153.15
-------------------------------------------------------------------------------------------------------
SNL $1B-$5B Thrift Index     100.00       177.50       159.33       142.69       172.47       245.89
-------------------------------------------------------------------------------------------------------

*Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2002.

SNL Financial LC                                                  (434) 977-1600
[copyright] 2002

EXECUTIVE COMPENSATION

     The following table sets forth for the fiscal years ended December 31, 2001, 2000, and 1999, certain information as to the total remuneration paid to
(i) Waypoint Financial's Chief Executive Officer as of December 31, 2001, (ii) Waypoint Financial's four most highly compensated executive officers (based on the total of the "Salary" and "Bonus" column from the table below) other than the Chief Executive Officer who were serving as executive officers as of December 31, 2001.


EXECUTIVE COMPENSATION

                                                             OTHER
   NAME & PRINCIPAL                                          ANNUAL        RESTRICTED                                  OTHER
    POSITION AS OF                     SALARY      BONUS      COMP.          STOCK           OPTIONS/       LTIP       COMP.
      12/31/2001                YEAR   ($) (2)      ($)        (3)      AWARDS ($)  (4)      SARS (#)     PAYOUTS     ($)(10)

Charles C. Pearson, Jr.         2001   384,904    167,349      --       $ 2,130,000 (5)      319,167         --        $6,099
CEO & Co-Chairman               2000   371,177    144,324      --                             19,168         --        $6,838
                                1999   356,056    140,663      --                             57,503         --        $6,488

Robert W. Pullo (1)             2001   401,316         --      --       $ 1,562,000 (6)      275,000         --      $124,892
Co-Chairman                     2000    68,148         --      --                --               --         --      $214,278 (11)
                                1999        --         --      --                --               --         --            --

David E. Zuern (1)              2001   289,480     27,253      --       $   962,476 (7)      183,033         --           $61
President, COO, Director        2000    64,904     20,000      --                --               --         --           $14
                                1999        --         --      --                --               --         --            --

James H. Moss (1)               2001   164,567         --      --       $   426,000 (8)       70,000         --       $43,465
Executive Vice President,       2000    26,169         --      --                --               --         --        $2,931
Chief Financial Officer         1999        --         --      --                --               --         --            --

Andrew Samuel                   2001   145,923     33,369      --       $   340,800 (9)       40,366         --        $2,051
Executive Vice President        2000   111,453     36,320      --                --            4,600         --        $3,374
                                1999   101,954     26,494      --                --            4,600         --        $3,040



(1)  These persons became executive officers in late 2000.
(2) Includes amounts deferred at the election of named officers pursuant to the Waypoint Retirement Savings Plan (the "401(k) Plan").
(3) Excludes perquisites that do not exceed the lesser of $50,000 or 10% of the officer's total salary and bonus for any year.
(4) Awards will vest at 20% per year commencing 12/20/2001. Dividends will be payable on both vested and unvested awards.
(5)  150,000 shares granted on 12/20/01.
(6)  110,000 shares granted on 12/20/01.
(7)  67,780 shares granted on 12/20/01.
(8)  30,000 shares granted on 112/20/01.
(9)  24,000 shares granted on 12/20/01.

(10) Includes awards pursuant to the employee stock ownership plan, amounts paid for life insurance premiums, Waypoint Financial's matching contributions to the 401(k) Plan, Executive Life Insurance and Director's fees. For 2001 these amounts were as follows: Mr. Pearson $1,124, $81, $4,894, $0 and $0; Mr. Pullo $78,190, $83, $5,449, $16,420, and $24,750; Mr. Zuern $0, $61,
     $0, $0 and $0; Mr. Moss $38,494, $34, $4,937, $0and $0; and Mr. Samuel
     $1,124, $31, $896, $0 and $0, respectively. The amount of employee stock ownership plan contribution is based on the number of shares allocated during the year multiplied by the price of the last reported trade of Waypoint Financial's common stock that year.
(11) Includes one time payout of $199,426,due to change in control under the York Financial supplemental executive retirement plan and represents accruals through October 17, 2000. Also includes profit sharing of $7,087.

DIRECTORS' COMPENSATION

     Fees. Waypoint Financial has no separate compensation for its board members, all of whom are currently directors of, and are compensated by, Waypoint Bank. Waypoint Bank directors receive an aggregate annual fee of $10,000 and $1,000 for each regular board meeting attended, including consolidated meetings of Waypoint Financial and Waypoint Bank and $600 for each special board meeting. Members of committees receive $550 for each committee meeting attended. The CEO and President who are also directors are not paid for attending board or committee meetings. In 2001, Waypoint Financial paid a total of $534,429 in director and committee fees.

     Stock Benefit Plans. Harris Savings Bank's 1994 Stock Option Plan for Outside Directors is self-administering. Options to purchase a total of 15,430 shares of Waypoint Financial common stock are outstanding, and options to purchase an additional 32,681 shares are authorized by the plan. The exercise price per share for each option issued under the plan is the fair market value of the underlying common stock on the date of grant. No options were granted in 2001 under the plan.

     Waypoint Financial's 1999 Stock Option Plan for Outside Directors is administered by Waypoint Financial's board of directors. The plan authorizes grants of 1,533 options yearly to each non-employee director (and 3,067 options to the non-employee Chairman if applicable) exercisable at the fair market value on the date of the grant. The options vest over five years. The grants are subject to the meeting of at least 80% of performance objectives set for the previous year by the Board. Options to purchase a total of 40,248 shares of Waypoint Financial common stock are outstanding, and options to purchase an additional 52,522 shares are authorized by the plan. Options to purchase 1,533 shares were issued in 2001 to each of Directors Davis, George, Houck, McClure, Poole, Siverling, Sourbeer and Springer.

     Waypoint Financial Corp. Key Employee/Outside Director Recognition and Retention Plan (RRP) was approved by stockholders on December 14, 2001 and is administered by the Board of Directors. The RRP authorizes the award of up to 794,000 shares of which no more than 224,200 may be awarded to non-employee directors. The former Harris Savings Bank Recognition and Retention Plan with approximately 118,000 unallocated shares was merged into the Waypoint RRP on December 14, 2001. Effective December 20, 2001 the following awards were made to non-employee directors which awards will vest at 20% per year commencing with December 2001:

     NAME                               RRP GRANTS
     ----                               ----------

     Davis, Ernest P.                   14,000
     Dotzel, Cynthia A.                 12,375
     George, Jimmie C.                  14,000
     Gross, Randall A.                  12,375
     Houck, Robert A.                   14,000
     McClure, William E., Jr.           14,000
     Poole, Robert E.                   14,000
     Ream, Byron M.                     12,375
     Simpson, Robert L.                 12,375
     Siverling, William A.              14,000
     Sourbeer, Frank R.                 14,000
     Springer, Donald B.                14,000
     Steinhauser, Carolyn E.            12,375

     A total of 213,000 shares have been awarded under the plan to outside directors and 11,200 shares remain available to be so awarded.

     Waypoint Financial Corp. 2001 Stock Option Plan (2001 SOP) was also approved by stockholders on December 14, 2001 and is also administered by the Board of Directors. The 2001 SOP authorizes the award of up to 1,985,000 options of which no more than 494,000 may be awarded to non-employee directors. Effective December 20, 2001 each of the following directors were awarded 27,200 options which will vest at 20% per year commencing with December 20, 2001:

Davis, Ernest P.           McClure, William E., Jr.      Siverling, William A.
Dotzel, Cynthia A.         Poole, Robert E.              Sourbeer, Frank R.
George, Jimmie C.          Ream, Byron M.                Springer, Donald B.
Gross, Randall A.          Simpson, Robert L.            Steinhauser, Carolyn E.
Houck, Robert A.

     A total of 467,200 shares have been awarded under the plan to outside directors and 26,800 shares remain available to be so awarded.

EMPLOYMENT AGREEMENTS

     Charles C. Pearson, Jr. Mr. Pearson is party to a rolling three-year employment agreement, and has been offered an amendment to the agreement, pursuant to which he serves as Waypoint Financial's Chief Executive Officer, and Co-Chairman of the Board through 2002 and thereafter Chairman of the Board. Mr. Pearson's base salary under the employment agreement is $387,192. Pursuant to the employment agreement, Mr. Pearson was awarded qualified stock options to purchase a total of 19,168 (adjusted) shares of Waypoint Financial common stock at an exercise price of $26.41 per share (adjusted), and non-qualified options to purchase a total of 38,335 (adjusted) shares of Waypoint Financial common stock at an exercise price of $18.91 per share (adjusted). The options vest ratably over a five-year period commencing on the date of the award. The agreement provides for re-pricing the non-qualified options based upon the performance of Waypoint Financial stock relative to certain other companies and the S&P 500 Index. Mr. Pearson received an alternative payment to compensate for in-the-money options lost as the result of his employment by Waypoint Financial, and certain other perquisites. His contract includes a change-in-control provision, which would pay a severance benefit to Mr. Pearson equal to 2.99 times his base compensation if Mr. Pearson's employment is terminated within two years following a change in control. Under the employment agreement, Mr. Pearson may voluntarily terminate employment within one year of a change in control, in his sole discretion, and receive the severance benefit. Mr. Pearson is also entitled to health benefits for himself and his spouse until each of them attain age 65 or become eligible for Medicare. If payments and benefits received in connection with a change in control would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, then such payments would be reduced to one dollar less than the excess parachute amount if the reduced amount would be greater than the unreduced payments less the excise tax the executive would owe. The employment agreement also contains a severance benefit if Mr. Pearson's employment is constructively terminated or terminated without cause for reasons other than a change in control. In the event of his death or disability, the amended employment agreement provides that he or his beneficiaries will be entitled to one year's base salary (reduced in the event of disability, by any payments under any disability insurance program sponsored by Waypoint Financial).

     Robert W. Pullo. Mr. Pullo is party to an employment agreement that provides for a term of 36 months, and may be renewed annually for an additional 12 months in the mutual agreement of Mr. Pullo and Waypoint Financial, provided that the agreement shall not be extended beyond October 2005. Pursuant to the employment agreement, Mr. Pullo serves as Co-Chairman of the Board of Directors through October 2002 and thereafter will serve as Vice Chairman of the Board of Directors and Vice Chairman of the Executive Committee. Mr. Pullo's base salary is $393,750 per annum. Mr. Pullo is entitled to participate in all employee pension and retirement plans and benefits made available by Waypoint Financial to its senior level executives, as well as executive perquisites, in accordance with Waypoint Financial's policy for senior executives. Mr. Pullo is also entitled to a guaranteed annual bonus of not less than the greater of $125,000 or 33% of his base salary. He is also entitled to participate in Waypoint Financial's incentive compensation programs, including any stock option and recognition plans that may be established by Waypoint Financial for its senior level executives. If Mr. Pullo's employment is terminated without cause, he will be entitled to a single lump sum payment equal to any remaining base salary and bonus due under his employment agreement through 2005. In addition, Mr. Pullo and his spouse each will be entitled to health coverage until attainment of age 65 or eligibility for Medicare, if later. In the event of his death or disability, Mr. Pullo or his beneficiaries will receive one year's base salary. If Mr. Pullo's employment is terminated within two years following a change in control or within the six-month period immediately preceding a change in control, he will be entitled to a cash amount of 2.99 times his base compensation.

     If the employment agreement terminates prior to 2005, Mr. Pullo and Waypoint Financial will enter into a consulting agreement with a term extending from the expiration of the employment agreement through 2005. As consultant, Mr. Pullo would serve as Vice Chairman of the Board of Directors of Waypoint Financial and render advice and services to Waypoint Financial subject to his reasonable availability with due allowance for other commitments that he may have. His compensation as a consultant will be determined by averaging the five consecutive years of all compensation (including salary and bonuses) containing the highest three years of compensation during the last six years that he was employed by Waypoint Financial, and prior thereto, by York Financial. As a consultant, Mr. Pullo will not participate in any benefit plans or programs maintained by Waypoint Financial, except for continuation of medical coverage.

     David E. Zuern. Mr. Zuern is party to a rolling three-year employment agreement pursuant to which he serves as Waypoint Financial's President and Chief Operating Officer. In connection with entering into the employment agreement, Mr. Zuern received a signing bonus of $20,000. Mr. Zuern's base salary under the employment agreement is $225,000, and his initial bonus eligibility shall be set at 40% of base salary (pro-rated for 2001 the year in which his employment commenced). Mr. Zuern is entitled to participate in all employee pension and retirement plans and benefits made available by Waypoint Financial to its senior level executives, as well as executive perquisites, in accordance with Waypoint Financial's policy for senior executives. His contract includes a change-in-control provision, which would pay a severance benefit to Mr. Zuern equal to 2.99 times his base compensation if Mr. Zuern's employment is terminated within two years following a change in control. Under the employment agreement, Mr. Zuern may voluntarily terminate employment within six months of a change in control, in his sole discretion, and receive the severance benefit. If payments and benefits received in connection with a change in control would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, then such payments would be reduced to one dollar less than the excess parachute amount if the reduced amount would be greater than the unreduced payments less the excise tax the executive would owe. The employment agreement also contains a severance benefit if Mr. Zuern's employment is constructively terminated or terminated without cause for reasons other than a change in control. In the event of his death or disability, the amended employment agreement provides that he or his beneficiaries will be entitled to one year's base salary (reduced in the event of disability, by any payments under any disability insurance program sponsored by Waypoint Financial).

     James H. Moss. Mr. Moss is party to an employment agreement that provides for a term of 36 months. At the expiration of the employment agreement, Mr. Moss and Waypoint Financial will enter into a change in control agreement, substantially in the form described below. Under the employment agreement, Mr. Moss' title is Chief Financial Officer, and his base salary is $151,200. Mr. Moss is entitled to participate in all employee pension and retirement plans and welfare benefit programs made available by Waypoint Financial to its employees generally, as well as other executive perquisites in accordance with Waypoint Financial's policy for senior executives. He is also entitled to participate in any incentive compensation programs established by Waypoint Financial for its senior level executives, including any stock option and recognition plans that may be established. If Mr. Moss is removed from employment without cause (other than in connection with a change of control), he will be entitled to a single lump sum payment of two times his base salary, reduced by the aggregate base salary that has been paid to him through the time of termination. Mr. Moss may voluntarily terminate his employment and will be entitled to two times his base salary, reduced by the aggregate base salary that has been paid up to the time of his voluntary resignation. If Mr. Moss' employment is terminated following a change in control or within six months immediately preceding a change in control, he will be entitled to a cash amount of 2.99 times his base compensation.

     Following the expiration of his employment agreement, Mr. Moss will be offered a change-in-control agreement. The change-in-control agreement will provide for a term of three years, renewable each year for an additional year so that the remaining term will be three years. In the event of involuntary termination following a change in control or voluntary termination following a demotion, loss of title, or reduction in compensation or authority following a change in control, Mr. Moss will be entitled to severance pay of 2.99 times his annual base salary and bonus. He will also receive continued life, medical, dental and disability coverage for 36 months following termination of employment.

     Change-in-Control Agreements. Officers Ruben, O'Hara, Tompkins, Samuel and Mead are each parties to change in control agreements. Each change-in-control agreement has a three-year term. The Board of Directors votes annually on whether to renew the agreements for an additional year and the Board voted to renew the agreements when it last considered the question. Each change-in-control agreement provides that at any time following a change in control of Waypoint Financial or Waypoint Bank, if Waypoint Financial or Waypoint Bank terminates the executive's employment for any reason, other than for cause, or if the executive terminates employment following demotion, loss of title, loss of significant authority, reduction in compensation or relocation of principal place of employment, the executive, or in the event of death, his/her beneficiary, is entitled to receive a severance payment equal to three times the annual compensation. Each change-in-control agreement also provides that Waypoint Financial or Waypoint Bank will continue the executive's life, health, dental and disability coverage for a three-year period. A change in control is defined in the change-in-control agreement to mean an event that would constitute a change in control of Waypoint Financial or Waypoint Bank, as the case may be, under the Bank Holding Company Act, the Change in Bank Control Act or the Home Owner's Loan Act; a plan of reorganization, merger, merger conversion, consolidation or sale of all or substantially all of the assets of Waypoint Financial or Waypoint Bank or a similar transaction in which Waypoint Financial or Waypoint Bank is not the resulting entity; or a change in the composition of the Board of Directors of Waypoint Financial or Waypoint Bank that results in a change of a majority of such directors. If payments and benefits under a change-in-control agreement would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, then such payment may be reduced to one dollar less than the excess parachute amounts if the reduced amount would be greater than the unreduced payments less the excise tax that the executive would owe under Section 4999 of the Internal Revenue Code.

     Additional Employment Agreements and Change in-Control Agreements. Certain officers of Waypoint Financial or its Subsidiaries have employment agreements with terms of up to two years. In the event an employee who is a party to such an employment agreement is involuntarily terminated or voluntarily resigns after accepting employment, such person will be entitled to a termination benefit equal to two times base salary reduced by any base salary paid to such person by Waypoint Financial after the effective time. In addition, such person will receive a continuation of health benefits, on the same terms and conditions applicable to Waypoint Financial employees, for a period of up to 52 weeks, reduced by the number of weeks that such person was employed by Waypoint Financial or its Subsidiaries. Thereafter, such person will be entitled to continue COBRA coverage for the remaining unexpired COBRA period, calculated from the date of termination by Waypoint Financial.

     Certain senior officers of Waypoint Financial or its Subsidiaries are parties to change-in-control agreements. The change-in-control agreements generally provide for annually renewable terms of two years and change-in-control payouts of two times annual base salary and with continued life, medical, dental and disability coverage for one (1) year.

     Retirement Agreements. Waypoint Financial entered into a retirement agreement with James L. Durrell whereby Mr. Durrell, who retired on December 31, 2001 receives a monthly salary continuation benefit of $15,300, payable over a term of 36 months, continuation of health insurance coverage through July 2001 a bonus for the year 2001 title to the automobile provided to him, and the option to convert existing life insurance coverage to private policy coverage.

     Waypoint Financial also entered into a retirement agreement with John W. Atkinson, who retired effective December 31, 2001 whereby Mr. Atkinson receives a monthly supplemental pension benefit of $2,000 payable over 120 months and other benefits similar to those described above for Mr. Durrell. Waypoint Financial subsequently entered into an addendum to the agreement whereby Mr. Atkinson provided additional services to Waypoint Financial for a limited period after retirement and is entitled to an additional monthly supplemental pension benefit of $500 for a period of 120 months, commencing January 1, 2001.

     Pension Plan. Waypoint Financial presently has no separate pension plan. Waypoint Bank maintains a non-contributory defined benefit plan for all employees hired before January 1, 1999, who are at least 21 years of age and who have completed one year of service during which they worked at least 1,000 hours. The plan is intended to be a "qualified" plan under section 401(a) of the Internal Revenue Code. The plan provides for a monthly benefit to the participant upon his or her retirement at the age of 65 with at least five years of service. Benefits are also payable upon the participant's death or disability or early retirement at age 55 with at least five years of service. The benefit to which a participant is entitled is determined in accordance with a formula based upon the participant's average monthly compensation, which is defined in the plan to be monthly compensation averaged over the highest five years of service. The benefit formula is the sum of (i) 2% of average monthly compensation multiplied by years of service, up to 15 years, (ii) .5% of average monthly compensation multiplied by years of service in excess of 15 years (maximum 20 years under this part) and (iii) .5% of average monthly compensation in excess of one-twelfth of Social Security covered compensation multiplied by years of service up to 35 years. Waypoint Bank is required to make annual contributions to the plan based upon actuarial estimates provided by the actuary retained by the plan. During 2001 no contribution was required.

     Waypoint Bank has discontinued the defined benefit pension plan for employees hired after December 31, 1998 and frozen benefits for all employees effective January 1, 2001. The defined benefit plan has been replaced by an increased employer contribution to the employees' 401(k) Plan.

     The following table illustrates monthly pension benefits at age 65 under the most advantageous defined benefit plan provisions available at various levels of compensation and years of service.

                                           Years of Service
                      ---------------------------------------------------------

  Compensation          15           20           25           30          35
-----------------     ------       ------       ------       ------      ------

   $ 40,000           $1,003       $1,088       $1,172       $1,257      $1,341
   $ 60,000           $1,628       $1,796       $1,965       $2,132      $2,300
   $ 80,000           $2,253       $2,505       $2,756       $3,007      $3,258
   $100,000           $2,878       $3,213       $3,547       $3,882      $4,216
   $120,000           $3,503       $3,921       $4,339       $4,757      $5,175
   $140,000           $4,128       $4,630       $5,131       $5,632      $6,133
   $170,000           $5,066       $5,692       $6,318       $6,944      $7,571

     As of December 31, 2001, Officer Samuel had four years of credited service and Officers Pearson, Ruben and Tompkins had three years of credited service.

     Supplemental Executive Retirement Plan. Waypoint Bank maintains a Supplemental Executive Retirement Plan for certain employees designated by the Board of Directors. The plan makes up benefits lost by the employee under Waypoint Bank's three qualified retirement plans due to the Internal Revenue Service compensation limit effective January 1, 1994. The compensation limit for 2000 is $170,000. The plan includes a defined benefit component and a defined contribution component. The amount of the annual defined contribution is included in the Summary Compensation Table. The amount of the defined benefit component is described in the table below.

     The benefit may be paid in a lump sum, or over a 10-year period. The following table sets forth the present value at age 65 of the defined benefit that will be received based on a participant's years of service and average annual compensation over the last five years prior to reaching age 65. The plan benefits were frozen effective January 1, 2001.


                                       Years of Service (1)
                      ---------------------------------------------------------

  Compensation           15          20          25          30           35
 ---------------      --------    --------    --------    --------     --------
   $170,000                  0           0           0           0            0
   $200,000           $117,000    $133,000    $149,000    $164,000     $180,000
   $225,000           $215,000    $244,000    $273,000    $301,000     $330,000
   $250,000           $313,000    $355,000    $396,000    $438,000     $480,000
   $275,000           $411,000    $465,000    $520,000    $575,000     $630,000
   $300,000           $509,000    $576,000    $644,000    $712,000     $780,000

-------------------
(1) Represents the present value at age 65 of the Supplemental Executive Retirement Plan benefit.

     As of December 31, 2001, Officer Samuel had four years of credited service, and Officers Pearson, Ruben and Tompkins had three years of credited service.

     York Supplemental Executive Retirement Plan. Prior to acquisition by Waypoint Financial, York Financial and York Federal maintained a Supplemental Executive Retirement Plan for Messrs. Pullo and Robert Angelo (retired). Waypoint Financial has agreed to honor all obligations under the Supplemental Executive Retirement Plan and has agreed that all benefits payable thereunder are 100% vested, fully earned and non-forfeitable. The Supplemental Executive Retirement Plan is a non-qualified, unfunded deferred compensation plan evidenced by two separate agreements that provide supplemental executive retirement benefits to Messrs. Pullo and Angelo. The agreements are unfunded, but York Financial and York Federal purchased life insurance policies on each executive that are actuarially designed to offset the annual expenses associated with the agreements and provide a complete recovery of all plan costs upon the executive's death.

Waypoint Financial and Waypoint Bank, as successor to York Financial and York Federal, are the sole owners of the insurance policies. Distribution of benefits to Messrs. Pullo and Angelo under the Supplemental Executive Retirement Plan has commenced.

     York Split Dollar Death Benefits. York Federal also entered into life insurance split dollar agreements with Messrs. Pullo and Angelo, whereby their beneficiaries shall be paid $5,000,000 and $2,500,000, respectively, in the event that the executives should die while employed by York Federal. Life insurance policies were purchased to provide this benefit. In the event that the executive is not employed at his death, then the executive's beneficiaries shall receive an amount equal to 4% of the amount that he would receive if the executive died while employed, multiplied by the number of full years of service the executive had completed, up to 25 years of service. Waypoint Financial has agreed to honor all obligations under the life insurance split dollar agreements. All benefits provided for under the split dollar agreements are 100% vested, fully earned and nonforfeitable for any reason, including cause. Waypoint Financial will incur no additional expense under the life insurance split dollar agreements. Waypoint Financial is entitled to an amount equal to the cash value of the insurance policies, less any policy loans and unpaid interest or cash withdrawals previously incurred by York Federal and any applicable surrender charges.

EMPLOYEE STOCK OPTIONS

     Options Outstanding and Exercised During 2001. Set forth below is information concerning the shares acquired upon exercise of options during 2001 by Named Executive Officers, and the number and value of stock options held by Named Executive Officers at December 31, 2001.


                                                                       NUMBER OF             VALUE OF UNEXERCISED
                                                                      UNEXERCISED                IN-THE-MONEY
                               SHARES                                 OPTIONS AT                  OPTIONS AT
                              ACQUIRED                            FISCAL YEAR-END (1)         FISCAL YEAR-END (2)
                                UPON               VALUE             EXERCISABLE/                EXERCISABLE/
NAME                          EXERCISE            REALIZED           UNEXERCISABLE               UNEXERCISABLE
------------------------     ---------          -----------       ------------------       -----------------------
Charles C. Pearson, Jr.            --                    --        98,336 / 316,668           $68,747 / $372,949
Robert W. Pullo                47,302           $408,216.26       250,371 / 220,000        $1,482,124 / $165,000
David E. Zuern                     --                    --        34,000 / 149,033           $25,500 / $168,611
James H. Moss                      --                    --        73,222 / 56,000           $436,505 / $42,000
Andrew Samuel                      --                    --         9,760 / 39,806            $10,949 / $71,222

-----------------------------
(1)  Adjusted for all stock conversions through 12/31/2001.
(2) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of Common Stock that would be received upon exercise, assuming such exercise occurred on December 31, 2001, at which date the last sale of the Common Stock as quoted on the Nasdaq National Market was at $15.08 per share.


     Options Granted During 2001. Set forth below is information concerning options granted to Named Executive Officers during 2001.


                                                                                       POTENTIAL REALIZED VALUE AT
                                                                                         ASSUMED ANNUAL RATES OF
                                                                                         STOCK PRICE APPRECIATION
                                                       INDIVIDUAL GRANTS                   FOR OPTION TERMS (1)
                                            -----------------------------------------  ---------------------------
                                              PERCENT OF
                                            TOTAL OPTIONS
                                              GRANTED TO        EXERCISE
                                OPTIONS      EMPLOYEES IN       OR BASE    EXPIRATION
             NAME               GRANTED         FY 2001          PRICE      DATE (2)        5%             10%
  -------------------------     -------     -------------       --------   ----------   ---------       ---------
  Charles C. Pearson, Jr.        19,167         12.50%            $9.97     02/2011       121,000         306,000
                                300,000         21.33%           $14.33     12/2011     2,640,000       6,750,000
  Robert W. Pullo               275,000         19.55%           $14.33     12/2011     2,420,000       6,188,000
  David E. Zuern                 13,033          8.50%            $9.97     02/2011        82,000         208,000
                                170,000         12.09%           $14.33     12/2011     1,496,000       3,825,000
  James H. Moss                  70,000          4.98%           $14.33     12/2011       616,000       1,575,000
  Andrew Samuel                   5,366          3.50%            $9.97     02/2011        34,000          86,000
                                 35,000          2.49%           $14.33     12/2011       308,000         788,000

-----------------------
(1)  Rounded to nearest thousand dollars.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

     Waypoint Bank originates consumer loans and loans to purchase or refinance personal residences to its officers, directors and employees. All of these loans are made in the ordinary course of business, on substantially the same terms, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features. Waypoint Bank makes loans available to its officers, directors and employees on a basis consistent with statutory requirements. In 2001, Waypoint made available to officers, directors and employees on a non-discriminatory basis, a 0.25% home mortgage loan interest rate discount for servicing retained loans, waived documentation fees on real estate secured consumer loans and granted interest free loans for computer purchases.

     Except as set forth below there have been no material transactions between Waypoint Bank, nor are any material transactions proposed, with any director or executive officer of Waypoint Financial or Waypoint Bank, or any associate of the foregoing persons.

     Federal law requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. Federal regulations and Waypoint Bank's internal policy permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees, and Waypoint Bank offers minimal interest rate discounts to officers, directors and employees. Except as described above, loans to the Company's current directors, principal officers, nominees for election as directors, securityholders known by the Company to own more than 5% of the outstanding Common Stock, or associates of such persons (together, "specified persons"), are made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other than specified persons, and do not involve more than a normal risk of collectibility or present other unfavorable features. The largest aggregate amount of extensions of credit outstanding at any time during the fiscal year ended December 31, 2001 to specified persons was $11.6 million, and the amount outstanding at December 31, 2001 was $11.6 million.

     The Company intends that, except as described above, all transactions between the Company and its executive officers, directors, holders of 10% or more of the Common Stock, and affiliates thereof, will contain terms no less favorable to the Company than could have been obtained by it in arms length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the Company not having any interest in the transaction for aggregate extensions of credit exceeding $500,000.

                   ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED
                              AT AN ANNUAL MEETING

     Waypoint Financial's Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company by no later than 90 days prior to the anniversary date of the mailing of the proxy materials in connection with the immediately preceding annual meeting of stockholders of the Company. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of the Company's Bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. This provision is not a limitation on any other applicable laws and regulations. Accordingly, advance written notice of business or nominations to the Board of Directors to be brought before the 2003 Annual Meeting of Stockholders must be given to the Company no later than January 22, 2003.

                              STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company's proxy materials for the Company's 2003 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's executive office, 235 North Second Street, Harrisburg, Pennsylvania 17101, no later than December 23, 2002. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP acted as the Company's principal accountant for fiscal year 2001. The Board of Directors is currently engaged in a review of audit services and has not yet appointed an independent public accountant for the fiscal year ending December 31, 2002. Representatives of Arthur Andersen LLP are expected to be in attendance at the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate shareholder questions.

                                  OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

                                  MISCELLANEOUS

     The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation. The Company's Annual Report on Form 10-K has been mailed to all stockholders of record as of the Record Date. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing the Company. Such Annual Report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference.

     The Company intends to deliver only one Annual Report and Proxy Statement to multiple registered shareholders sharing the same address unless it has received contrary instructions from one or more of the security holders. If individual shareholders wish to receive a separate copy of the Annual Report or Proxy Statement they may call or write and request separate copies currently or in the future as follows:

                            Shareholder Relations
                            Waypoint Financial Corp.
                            P.O. Box 1711
                            Harrisburg, PA  17105-1711
                            Phone:  717-909-2335
                            Fax:    717-231-6186

     Registered shareholders sharing the same address and receiving multiple copies of Annual Reports or Proxy Statements may request the delivery of a single copy by writing or calling the above address or phone number.

                                BY ORDER OF THE BOARD OF DIRECTORS




                                Richard C. Ruben
                                Executive Vice President and Corporate Secretary

Harrisburg, Pennsylvania
April 22, 2002

                         WAYPOINT FINANCIAL CORPORATION
                             AUDIT COMMITTEE CHARTER

                           ORGANIZATION AND MEETINGS:

This charter governs the operations of the Audit Committee. The Committee shall review and reassess the charter at least annually and propose any recommended changes to the Board of Directors for their approval. The Committee shall be appointed by the Board of Directors. The members must be "financially literate" and, at a minimum, one member must have accounting or financial management expertise. Each member of the Committee shall be "independent" as defined in the listing standards of the National Association of Security Dealers. If the Board of Directors appoints a director to the Audit Committee who is not independent, The Board shall prepare and include in the Company's proxy statement distributed in connection with any stockholders meeting to elect directors a description of the nature of the relationship that makes the individual not independent and the reasons for the Board's determination to appoint the director to the Committee.

The Audit Committee shall meet quarterly and/or call special meetings as required. The CEO, COO and Internal Auditor are ex officio members of the Audit Committee. The Internal Auditor shall maintain minutes and other relevant records of the meetings.

                              STATEMENT OF POLICY:

The Audit Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community and others relating to the Company's financial, operational and compliance information. The Committee shall maintain free and open communications between the Committee, Independent Auditors, Internal Auditor and Management of the company. In discharging its oversight role, the Audit Committee shall have unrestricted access to Company personnel and documents and will be given the resources necessary to discharge its responsibilities, including access to outside legal counsel.

                         RESPONSIBILITIES AND PROCESSES:

The primary purpose of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of their activities to the Board of Directors. Management is responsible for preparing the Company's financial statements and the Independent Auditors are responsible for auditing those financial statements. The Committee should take appropriate action to set the overall corporate "tone" for quality financial reporting, sound business risk practices and ethical behavior.

The following are the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities:

o The Committee shall oversee the external audit coverage, including annual nomination of the Independent Auditors, the scope of audit services, audit engagement letters, estimated fees, timing of auditor's visits, coordination with Internal Auditing, monitoring of audit results, review of auditor's performance and services. They shall obtain annually a formal written statement from the Independent Auditors disclosing all relationships between the Independent Auditors and the Company. They shall ensure that the Independent Auditors are ultimately accountable to the Board of Directors and Audit Committee.
o The Audit Committee shall consider whether the provision of the non-audit services is compatible with maintaining the independence of the Company's Independent Auditors.

o The Committee shall review the financial statements and discuss with Management and the Independent Auditors prior to submission any significant events, transactions or operational issues affecting the financial statements to be included in the Company's quarterly 10-Q and annual 10-K. The Chair of the Committee may represent the entire Committee during any quarterly discussions.
o The Committee shall review the Independent Auditors' opinion, management letters, management's assertion, the Independent Auditors' attestation to management's reports on the internal controls over financial reporting and any other matters required to be communicated to the Committee by the Independent Auditors under generally accepted auditing standards.
o The Committee shall review with Management and the Internal Auditor the appropriateness of significant accounting policies of the Corporation. They shall inquire about the existence and substance of any significant accounting accruals; reserves or estimates made by Management that may have a material impact on the financial statements. They shall review identified material inadequacies and reportable conditions in internal controls over financial reporting and compliance with laws and regulations.
o The Committee shall arrange for periodic reports from Management, the Independent Auditors and the Internal Auditor to assess the impact of significant regulatory changes and accounting or reporting developments that may effect the Company.
o The Committee shall meet privately with the Independent Auditors and the Internal Auditor to discuss audit results and to determine if any Management restrictions have been placed on the scope of the audit.
o The Committee shall review and discuss the following matters, and based on such review and discussions, (i) recommend to the Board of Directors whether or not the Company's audited consolidated financial statements be included in the Company's Annual Reports on Form 10-K, and (ii) prepare a report that shall be included in any proxy statement relating to a vote of stockholders.
          o The Audit Committee shall at least annually review and discuss with Management the Company's audited consolidated financial statements.
          o The Audit Committee shall discuss with the Independent Auditors the matter required to be discussed by Statement on Auditing Standards No 61; and
          o The Audit Committee shall receive the written disclosures and the letter from the Independent Auditors required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and shall discuss with the Independent Auditors their independence.

                              CORPORATE GOVERNANCE:

o The committee shall review the Internal Audit Department Charter and recommend approval to the Board of Directors.
o The committee shall oversee the internal audit function to include approving the annual audit plan and department budget, appointment, termination and recommended compensation of the Audit Director, ensure adequate staffing levels and competency, independence and financial resources to provide for adequate support of the Audit Committee's goals and objectives.



12/20/01               S//  Charles C. Pearson, Jr.       S//  Robert W. Pullo
------------------   ---------------------------------    --------------------------------
     Date                    Charles C. Pearson, Jr.               Robert W. Pullo
                            Co-Chairman of the Board           Co-Chairman of the Board


                                                          REVOCABLE PROXY
                                                      WAYPOINT FINANCIAL CORP.
-----
|   | PLEASE MARK VOTES
| X | AS IN THIS EXAMPLE
|   |                                                                                                  FOR     AGAINST   ABSTAIN
----- ANNUAL MEETING OF STOCKHOLDERS                         The election as Directors of the         -----    -----     -----
              MAY 23, 2002                                   Following nominees:                      |   |    |   |     |   |
                                                             Cynthia A. Dotzel                        |   |    |   |     |   |
The undersigned hereby appoints the official proxy           Robert E. Poole                          -----    -----     -----
committee consisting of David E. Zuern and James             William E. Siverling
H. Moss with full powers of substitution to act as           Robert A. Houck
attorneys and proxies for the undersigned to vote            Byron M. Ream
all shares of Common Stock of the Company which the
undersigned is entitled to vote at the Annual Meeting        Each to serve for a three-year term.
of Stockholders ("Annual Meeting") to be held at the
Harrisburg-Hershey Marriott Hotel, 4650 Lindel Road,         INSTRUCTION: To withhold authority to vote for any individual
Harrisburg, Pennsylvania, on May 23, 2002, at 9:00 a.m.      nominee, mark "For All Except" and write that nominee's name in
local time. The official proxy committee is authorized       the space provided below.
to cast all votes to which the undersigned is entitled
as follows:
                                                             --------------------------------------------------------------


                                                                                                                          -----
                                                             PLEASE CHECK BOX IF YOU PLAN                                 |   |
                                                             TO ATTEND THE ANNUAL MEETING.                                |   |
                                                                                                                          -----
                                                                     The Board of Directors recommends a vote "FOR"
                                                                                    Each of the Nominees.
                                                             THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE
                                                             SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES
                                                             STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL
                                        -------------------  MEETING THIS PROXY WILL BE VOTED AS DIRECTED BY A MAJORITY OF THE
Please be sure to sign and date         | Date            |  BOARD OF DIRECTORS. AT THE PRESENT TIME THE BOARD OF DIRECTORS
  this Proxy in the box below.          |                 |  KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.
-----------------------------------------------------------
|                                                         |  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
|                                                         |
|                                                         |
-------------------Stockholder sign above -----------------


---------------------------------------------------------------------------------------------------------------------------------
                     ^                                                                                         ^
                     |        DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.        |

                                                    WAYPOINT FINANCIAL CORP.

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| Should the above signed be present and elect to vote at the Annual Meeting or at any adjournment thereof and after            |
| notification to the Secretary of the Company at the Annual Meeting of the stockholder's decision to terminate this proxy,     |
| then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may    |
| also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual    |
| Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the        |
| Annual Meeting.                                                                                                               |
|                                                                                                                               |
| The above signed acknowledges receipt from the Company prior to the execution of this proxy of notice of the Annual Meeting,  |
| a proxy statement dated April 22, 2002, and audited financial statements.                                                     |
|                                                                                                                               |
| Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or          |
| guardian, please give your full title.                                                                                        |
|                                                     PLEASE ACT PROMPTLY                                                       |
|                                         SIGN, DATE & MAIL YOUR PROXY CARD TODAY                                               |
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IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN
THE ENVELOPE PROVIDED.


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